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                                                                   Exhibit 12(b)



                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

          Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividends (Unaudited)
                                 (In millions)


                                                      Six Months
                                                    Ended June 30,
                                                    --------------

                                                    1995        1994
                                                    ----        ----
     Earnings:
     Income before taxes                          $127.2       $ 66.5

     Add (deduct):
     Income taxes of 50% owned affiliates            2.4          2.0

     Equity in  losses of less than 50%
     owned affiliates                                1.8          3.7

     Dividends received from less
     than 50% owned affiliates                         -          0.1


     Interest capitalized, net of amortization      (0.2)        (0.1)

     Fixed charges as described below               31.7         28.7
                                                  ------       ------

     Total                                        $162.9       $100.9
                                                  ======       ======

     Fixed Charges:
     Interest expense                             $ 22.9       $ 20.2

     Estimated interest factor in rent expense       8.8          8.5

     Preferred stock dividend requirement            9.4         13.2
                                                  ------       ------


     Total                                        $ 41.1       $ 41.9
                                                  ======       ======

     Ratio of earnings to combined fixed charges
     and preferred stock dividends                   4.0          2.4
                                                  ======       ======


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